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							    Exhibit 12

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		   UNITED TECHNOLOGIES CORPORATION
			   AND SUBSIDIARIES

   STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



								 Six Months Ended
								     June 30,
 In Millions of Dollars                                        2000           1999
 Fixed Charges:
   Interest expense                                      $       179    $       112
   Interest capitalized                                            8              7
   One-third of rents*                                            32             37

   Total Fixed Charges                                   $       219    $       156

 Earnings:
   Income from continuing operations before income
   taxes   and minority interests                        $     1,366    $     1,073

   Fixed charges per above                                       219            156
   Less: interest capitalized                                    (8)            (7)
								 211            149

   Amortization of interest capitalized                            8             13

   Total Earnings                                        $     1,585    $     1,235

 Ratio of Earnings to Fixed Charges                             7.24           7.92



* Reasonable approximation of the interest factor.
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